UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2006

AIRSPAN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Termination of the Series A Purchase Agreement Upon Closing of the Series B Purchase Agreement

Effective September 25, 2006, the Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”), dated September 13, 2004, by and between Airspan Networks, Inc. (the “Company”) and Oak Investment Partners XI, Limited Partnership (the “Purchaser”) pursuant to which the Purchaser purchased 73,000 shares of the Company’s Series A Preferred Stock automatically terminated pursuant to and in accordance with the terms of the Preferred Stock Purchase Agreement, dated July 28, 2006, by and between the Company and the Purchaser (the “Series B Purchase Agreement”). Pursuant to the Series B Purchase Agreement, the Purchaser transferred $29 million of cash and all 73,000 shares of Series A Preferred Stock held by the Purchaser to the Company in exchange for 200,690 shares of the Company’s Series B Preferred Stock.

As discussed in greater detail in “Item 3.02. Unregistered Sales of Equity Securities”, incorporated into this Item 1.02 by reference, the Series B Purchase Agreement contains the following type of provisions which supercede the comparable provisions of the Series A Purchase Agreement:

•    transfer restrictions on the preferred stock;

•    registration rights with respect to the resale of the common stock underlying the  outstanding preferred stock; and

•    liquidated damages for delays in registering the resale of the common stock.

The Company did not incur any early termination penalties in connection with the termination of the Series A Purchase Agreement.

Item 3.02.	Unregistered Sales of Equity Securities

On September 25, 2006 (the “Closing Date”), the Company concluded its previously announced private placement of 200,690 shares of Series B Preferred Stock (the “Shares”) to the Purchaser pursuant to the terms of the Series B Purchase Agreement. Upon closing, the Shares were issued to the Purchaser in exchange for $29 million in cash and the Purchaser’s transfer to the Company of 73,000 shares of the Company’s Series A Preferred Stock owned by the Purchaser as of the Closing Date. The 73,000 shares of Series A Preferred Stock transferred to the Company at closing represent all of the issued and outstanding Series A Preferred Stock and, accordingly, as of the Closing Date, there are no shares of Series A Preferred Stock issued and outstanding. Based upon the Company’s capitalization as of the Closing Date, the Shares are initially convertible into a total of approximately 33% of the Company’s Common Stock (assuming conversion of the Shares, but without giving effect to the exercise or conversion of any other outstanding options, warrants or convertible securities) and, upon such conversion, would represent approximately 29% of the voting power outstanding.

The Shares have been issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

The transactions contemplated by the Series B Purchase Agreement were approved of by the holders of a majority of the Company’s Common Stock that voted at the Special Meeting of the Company’s shareholders (excluding shares held by the Purchaser and its affiliates).

Pursuant to the Series B Purchase Agreement, the holders of the Series B Preferred Stock have agreed to a lockup with respect to 125,172 of the Shares (and the underlying common stock). The lockup with respect to approximately 33,333.3 of the Shares (initially convertible into approximately 3,333,333 shares of the Company’s Common Stock) will expire on each of the ninth month, the twelfth month and the fifteenth month after the Closing Date. The lock up with respect to 25,172 of the Shares (initially convertible into 2,517,200 shares of Common Stock) will expire on December 31, 2006. The remainder of the Shares will not be subject to a lockup.

The lockup arrangements may expire earlier than indicated above (i) if any representation or warranty made by the Company in connection with the Series B Purchase Agreement is materially untrue and such breach has or will result in at least a 20% decline in the value of the Purchaser’s investment in the Company, or (ii) upon an event of Liquidation (as defined below).

The Company has agreed, upon certain terms and conditions, to register the resale of the shares of Common Stock underlying the Series B Preferred Stock with the Securities and Exchange Commission (the “SEC”). If a registration statement with respect to the resale of such shares has not been declared effective by the SEC prior to the 9-month anniversary of the closing of the Series B Purchase Agreementor if declared effective, ceases to be effective as to the shares at any time thereafter for longer than 30 days at any one time or 60 days during any one year, the Company may be required to pay certain liquidated damages to the Purchaser not to exceed $30 million.

In connection with this transaction, on September 25, 2006, the Company filed an amendment (the “Articles of Amendment”) to its Amended and Restated Articles of Incorporation with the Washington Secretary of State, as amended, setting forth the designations, relative rights, preferences, and limitations applicable to the Series B Preferred Stock.

The following discussion of the Series B Preferred Stock provides only a summary of the material terms and conditions of the Series B Preferred Stock. For a more complete understanding of the Series B Preferred Stock, the Company urges you to review the copy of the Articles of Amendment filed as Exhibit 3.1 to this Form 8-K and incorporated herein by reference.

Terms of the Series B Preferred Stock

Conversion Rights

Holders of the Series B Preferred Stock may convert the stock into shares of the Company’s Common Stock at any time at the rate of 100 shares of Common Stock for each share of Series B Preferred Stock (the “Conversion Rate”). After 24 months, the Series B Preferred Stock will automatically convert into shares of the Company’s Common Stock at the Conversion Rate if the Common Stock trades above $9.00 per share for 30 consecutive days. The Conversion Rate will be adjusted upon the occurrence of any of the following events: (i) the Company’s payment of Common Stock dividends or distributions, (ii) Common Stock splits, subdivisions or combinations and (iii) reclassification, reorganization, change or conversion of the Common Stock.

The Conversion Rate will also be subject to anti-dilution adjustments pursuant to a broad-based weighted average formula for certain issuances of equity securities by the Company below $2.90. The Conversion Rate will not adjust due to issuances in connection with merger and acquisition activity, if any, the payment of dividends or certain fees to the holders of Series B Preferred Stock, or the issuance of up to 5 million of securities as part of the Company’s existing equity compensation plans.

Voting Rights

Each share of Series B Preferred Stock will initially be entitled to 81 votes on all matters submitted to a vote of the holders of the Company’s Common Stock. This voting rate will adjust upon (i) the Company’s payment of Common Stock dividends and distributions, (ii) Common Stock splits, subdivisions or combinations, and (iii) reclassification, reorganization, change or conversion of the Common Stock. The voting rate will not adjust due to the issuance of equity securities by the Company below $2.90 per share.

As long as the Purchaser is a majority holder of the Series B Preferred Stock and the beneficial holder of at least 15% of the Company’s common stock, the Purchaser will be entitled to elect one member to the Company’s Board of Directors.

Dividends

Holders of the Series B Preferred Stock are entitled to participate in dividends declared with respect to the Common Stock as if the Series B Preferred Stock was converted into the Common Stock.

Redemption Rights

The Company has the right, after 5 years, to buy back the Series B Preferred Stock at a price of $3.625 per common share equivalent.

Liquidation

The Series B Preferred Stock is identified as ranking senior and prior to the Common Stock and all other classes or series of capital stock with respect to payments upon liquidation.

Upon any liquidation of the Company, certain mergers, reorganizations and/or consolidations of the Company into or with another corporation, the sale by the Company of all or substantially all of its assets or any transaction or series of related transactions in which a person, entity or group acquires 50% or more of the combined voting power of the Company’s then outstanding securities (a “Liquidation”), holders are entitled to receive prior and in preference to any distribution to holders of the Company's Common Stock, the greater of the amount they invested plus all accumulated or accrued and unpaid dividends thereon or the amount they would receive in such transaction if they converted the Series B Preferred stock into Common Stock.

Restrictive Covenants

So long as the Series B Preferred Stock is outstanding, pursuant to the Agreement, the Company will refrain from taking certain actions without the approval of the Company’s holders of a majority of the then outstanding Series B Preferred Stock voting separately as a class (the “Series B Vote”). Among other things, the Company has agreed, with certain exceptions, to refrain from (either directly or indirectly by merger, consolidation or reclassification):

•	adversely changing the rights, preferences or privileges of the Series B Preferred Stock or any holder thereof;

•
issuing any equity security that is senior to or pari passu with the Series B Preferred Stock with respect to voting rights, dividends, liquidation preference or conversion right. Notwithstanding the above, the Company may, without obtaining the Series B Vote, authorize and issue Common Stock or any series of preferred stock with equal voting rights and dividend rights to the Series B Preferred Stock as long as such Common Stock and/or preferred stock is junior in liquidation preference to the Series B Preferred Stock;

•
creating any new debt instrument or increasing any existing debt obligation, excluding trade payables and capital lease lines, if thereafter the Company’s aggregate indebtedness entered into after the closing of the Series B Purchase Agreement exceeds $10,000,000.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 22, 2006, the Board of Directors of the Company appointed a new member, Mr. Bandel L. Carano, to the Company’s Board of Directors. One of the conditions to the Closing of the Series B Purchase Agreement was the appointment of a director designated by the Purchaser to the Company’s Board of Directors. The Purchaser has designated Mr. Carano as its appointee to the Board.

Mr. Carano, who was a member of the Company’s Board of Directors from January 1998 to February 2001, has been a general partner of Oak Investment Partners, a multi-stage venture capital firm, since 1987. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund, the Board of Directors of Wireless Facilities, Inc., the Supervisory Board of Tele Atlas N.V. and the Board of Directors of numerous private companies, including Airgo Networks, nLight Photonics, Tensilica and Visto Corporation. Mr. Carano holds a B.S. and an M.S. in Electrical Engineering from Stanford University.

The addition of Mr. Carano brings the Board’s membership to nine.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws, Change in Fiscal Year.

Amendment to Articles of Incorporation

On September 25, 2006, in connection with the issuance of the Series B Preferred Stock described in further detail above under “Item 3.02. Unregistered Sales of Equity Securities,” on September 25 2006, the Company filed an amendment to its Amended and Restated Articles of Incorporation, as amended, with the Washington Secretary of State. The amendment is filed as Exhibit 3.1 to this Form 8-K.

Amendment to Bylaws

Effective September 22, 2006, the Company amended and restated its Bylaws to increase the maximum number of members of its Board of Directors from eight persons to nine persons. The Company’s Amended and Restated Bylaws are filed as Exhibit 3.2 to the Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.1	Articles of Amendment to the Articles of Incorporation of Airspan Networks, Inc.

3.2	Amended and Restated Bylaws of Airspan Networks, Inc.

99.1	Press Release, dated September 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2006

AIRSPAN NETWORKS, INC

By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and
Chief Financial Officer